Exhibit 4.8.9 - Electronic Catalogue (2) - Tech Parameters
Topsence

Wuhan Dongxin Topsence
Electromechanical Device Limited
Equipment Specification Sheet

Description	Type	Brand	Remarks
Vertical Full Fresh-Air Air-Change Energy-Saving Air Conditioner (by-pass for transition season, fresh-air humidifying function)	QZL-80FP	Topsence
air volume:8000m³/h, excess pressure of supply side external unit: 270pa; excess pressure of exhaust side external unit:230pa; supply air fan power:3kw; exhaust fan power:3kw; rated heat recovery efficiency:≥60%; rated surface cold amount:120kw; rated heating capacity:115kw;
drier steam humidifying amount:70kg/h

Vertical Full Fresh-Air Air-Change Energy-Saving Air Conditioner (by-pass for transition season, fresh-air humidifying function)	QZL-30FP	Topsence
air volume:3000m³/h, excess pressure of supply side external unit: 180pa; excess pressure of exhaust side external unit:230pa; supply air fan power:1kw; exhaust fan power:1kw; rated heat recovery efficiency:≥60%; rated surface cold amount:45kw; rated heating capacity:43kw;
drier steam humidifying amount:25kg/h

Vertical Full Fresh-Air Air-Change Energy-Saving Air Conditioner (by-pass for transition season, fresh-air humidifying function)	QZL-50FP	Topsence
air volume:5000m³/h, excess pressure of supply side external unit: 250pa; excess pressure of exhaust side external unit:250pa; supply air fan power:2.2kw; exhaust fan power:2.2kw; rated heat recovery efficiency:≥60%; rated surface cold amount:75kw; rated heating capacity:72kw;
drier steam humidifying amount:40kg/h

The above-mentioned units consist of following components

Aluminum Alloy Air-Conditioner Specialized Framework

Dual-Side Color Steel Insulation Sheet

Brand of Shanghai Fan: Yisheng.

Brand of humidifier: Topsence

Brand of Heat Changer Core: Topsence

Wuhan Dongxin Topsence Electromechanical Device Limited